EX-10.18

LOAN AGREEMENT

           THIS LOAN AGREEMENT (hereinafter referred to as “Agreement”) is made and entered into effective as of the 31st day of December 2007, between Vaughan Foods, Inc., an Oklahoma corporation (“VFI”), Allison’s Gourmet Kitchens, Limited Partnership, an Oklahoma limited partnership and Wild About Food – Oklahoma, LLC, a Texas limited liability company (hereinafter collectively referred to as the “Borrower”), and International Bank of Commerce, a Texas state banking association (hereinafter referred to as “Bank”).

          WHEREAS, Borrower has applied to and/or received from Bank loan(s) and/or other financial accommodations, and

          WHEREAS, Bank and Borrower intend that all indebtedness owing by Borrower to Bank, arising hereunder or under any note or other loan document executed pursuant hereto, be governed by the terms of this Agreement.

          NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the loan and collateral documents, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Borrower and Bank hereby covenant and agree as follows:

I.	REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants to Bank that:

A.
Borrower VFI is duly organized, existing and in good standing under the laws of the state of Oklahoma. Borrower Allison’s Gourmet Kitchens, Limited Partnership, is duly organized, existing and in good standing as a limited partnership under the laws of the State of Oklahoma. Borrower Wild About Food – Oklahoma, LLC is duly organized, existing and in good standing as a limited liability company under the laws of the State of Texas.

B.
The borrowing hereunder and the execution, delivery and performance by Borrower of this Agreement, any promissory note(s) payable to Bank, or any other agreements contemplated in connection herewith have been duly authorized by all necessary corporate action of the Borrower that is a corporation and by all other necessary action by the Borrowers who are not corporations and are not in contravention of any law, rule or regulation or of the terms of the Borrower’s organization documents or of any agreement or instrument to which Borrower is a party or by which Borrower may be bound.

C.
Borrower has furnished to the Bank a true and correct copy of (i) consolidated balance sheet of Borrower as of September 30, 2007, and consolidated statement of operations for the three month and nine-month periods ended September 30, 2007, (ii) Borrower VFI’s Quarterly Report on Form 10-Q (the “10-Q”) as filed with the Securities and Exchange Commission (“SEC”) for the three month period ended September 30, 2007, (the “Financial Statements”). The Financial

Statements fairly represent in all material respects the financial condition of Borrower as of the date and for the period shown, have been prepared in conformity with generally accepted accounting principles applied on a basis consistent with that of previous such statements, except where otherwise noted, and include all of Borrower’s contingent liabilities where required by GAAP; all other information, reports, documents, papers and data furnished to Bank are or shall be at the time furnished accurate and correct in all material respects and complete insofar as completeness may be necessary to give Bank a true and accurate knowledge of the subject matter; there as been no material change in the financial condition of Borrower since the effective date of the last furnished financial information which has not been disclosed to Bank in writing. Bank acknowledges that interim consolidated financial statements may not necessarily contain all footnote disclosures required by GAAP.

	D.	No litigation or governmental proceeding is pending or, to the knowledge of the Borrower, threatened against or affects Borrower which may result in any material adverse change in Borrower’s business, properties or operation which has not been disclosed to Bank in writing or as disclosed in the footnotes to the financial statements.

	E.	Except as disclosed in footnotes to the Financial Statements, none of Borrower’s assets is subject to any lien, security interest, or other encumbrance.

	F.	Proceeds of loans and extensions of credit arising hereunder will be used only for working capital and general operating needs.

II.
LINE OF CREDIT. Bank agrees to make advances to Borrower from time to time from the date of this Agreement through the maturity date of the underlying promissory note of up to Five Million Dollars ($5,000,000), provided that the aggregate amount of such advances outstanding at any time does not exceed the Borrowing Base. Within the foregoing limitations, Borrower may borrow, partially or wholly prepay, and reborrow under this Agreement as follows:

A.
Conditions Precedent to Each Advance. Bank’s obligation to make any advance to or for the account of Borrower under this Agreement is subject to the following conditions precedent, with all documents, instruments, opinions, reports and other items required under this Agreement to be in form and substance satisfactory to Lender:

		1.	Borrower shall have executed this Agreement and all related loan and collateral documents.

		2.	Borrower shall have paid to Bank all fees, costs, and expenses specified in this Agreement and the related loan documents as are then due and payable.

B.
Fees. Non use fee billed quarterly on the daily average unused portion of the line. Rate would be based on the Funded Debt/EBITDA calculation 1/8% for below 3:1, 1/4% for 3:1 to 5:1 and 3/8% for greater than 5:1.

C.
Making Loan Advances. Advances under this Agreement, as well as directions for payment from Borrower’s accounts, may be requested orally or in writing by authorized representatives of Borrower. Bank may, but is not required to, require that all oral requests be confirmed in writing. Each advance shall be conclusively deemed to have been made at the request of and for the benefit of Borrower when credited to any deposit account of Borrower maintained with Bank or when advanced in accordance with the instructions of an authorized person. Requests for advances after 2:30 p.m. CST will be treated as having been requested on the next business day. Payments received by Bank after 2:30 p.m. CST will be treated as having been received on the next business day.

D.
Mandatory Loan Repayments. If at any time the aggregate principal amount of the outstanding advances shall exceed the applicable Borrowing Base, Borrower shall immediately, with or without written or oral notice from Bank, pay to Bank an amount equal to the difference between the outstanding principal balance of the advances and the Borrowing Base. All principal, and accrued interest is due and payable at the earlier of the exercise by Bank of its right of acceleration subsequent to an event of default, or the maturity of the note.

E.
Borrowing Base. The Borrowing Base means, as of any determination date, 80% of Eligible Accounts and 50% of Eligible Inventory. The inventory component of the Borrowing Base shall not exceed the lesser of $1,000,000.00 or the Eligible Accounts portion of the Borrowing Base.

F.
Eligible Accounts. Eligible Accounts means, as of any determination date, the aggregate unpaid balance of Accounts that arose from bona fide, outright sales of items of Inventory that have been delivered and accepted and that are based upon valid, enforceable and legally binding orders or contracts that have been fully performed by the Borrower, excluding, however, the following:

1.
That portion of any Account that is in dispute or as to which the Borrower has received written notice that the account debtor claims right of rejection, return, recoupment, setoff, counterclaim, deduction or defense to payment.

	2.	Any Account that is subject to any assignment, adverse claim, lien or security interest, except in favor of Bank.

3.
Any Account that is evidenced by, or as to which the Borrower has received, a note, chattel paper, draft, check, trade acceptance or other instrument in payment thereof and for which Bank’s security interest therein is not clearly identified thereon.

	4.	Any Account as to which the account debtor is an affiliate, officer or director of Borrower.

	5.	Any invoice that remains unpaid for more than 60 days from the original invoice date.

6.
Any Account that is owing from a person or entity who is not located in the United States, unless such account has been approved by Bank in its sole discretion or that is payable in currency other than U.S. Dollars.

	7.	Any Account in which the Bank does not have a first and prior perfected security interest.

8.
Accounts will be considered ineligible and will be excluded from the Borrowing Base when more than 25% of the total amount due is more than 60 days from the invoice date. For the purposes of determining an ineligible account, accounts customarily presented on the borrower’s accounts receivable ledger as separate accounts, such as ABC Company - Oklahoma City, and ABC Company - Dallas, shall be considered as separate accounts for the purpose of determining eligibility.

	9.	Any other Account as to which Bank has made a determination, in the reasonable exercise of its discretion, that the prospects for collection are questionable.

10.
The amount in excess of 20% of total Accounts Receivable that is owed by any individual account debtor. For the purposes of determining what constitutes an individual debtor, accounts customarily presented on the borrower’s accounts receivable ledger as separate accounts, such as ABC Company – Oklahoma City, and ABC Company – Dallas, shall be considered as separate accounts for the purpose of determining individual debtors.

G.
Eligible Inventory. Eligible Inventory means, as of any determination date the aggregate value of the Borrower’s inventory of merchandise held for sale that is then in Borrower’s possession and located at its respective place of business or its warehouse location and valued at Borrower’s cost less provisions for obsolete or damaged goods and less the amount of any debt owed to secured creditors other than Bank who claim a lien on the Collateral.

H.
Borrowing Base Certificate and Supporting Documentation. Borrowing Base Certificate means a written certificate to be delivered by Borrower to Bank within 30 days after the end of each month (each, a “Determination Date”) month and reflecting the Inventory and Accounts as of the last day of the preceding month, in form and substance as is reflected in the attached Exhibit “A” hereto. The

Borrowing Base Certificate must be accompanied by supporting reports reflecting the aging of Accounts by account debtor. The names, addresses and other appropriate contact information of the account debtors shall be supplied to the Bank upon request. The Borrowing Base schedules shall also include a schedule of Inventory that is included in the Borrowing Base. No Certificate shall be required if no advances are outstanding.

	I.	Definitions. As used herein the following terms shall have the following meanings:

1.
EBITDA shall mean for any period, for the Borrower on a consolidated basis, the sum of (a) Net Income, plus (b) depreciation, amortization, and other non-cash expenses and charges (including any required or permitted purchase accounting adjustments and including non-cash write-ups and non-cash charges relating to inventory, fixed assets and other assets), plus (c) Costs of Terminated Acquisitions, plus (e) Interest Expense, plus (f) Income Tax Expense, all on a pro-forma basis as such term is used in the Company’s public filings on Form 10-K, Form 10-Q, or such other filing with the SEC as appropriate in the circumstances.

2.
Funded Debt shall mean indebtedness of Borrower for money borrowed from banks or other credit providers, including purchase money indebtedness to vendors of property sold or leased to Borrower, but excluding trade accounts payable incurred in the ordinary course of business.

3.
Generally Accepted Accounting Principles (“GAAP”) shall mean generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board, the American Institute of Certified Public Accountants, statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination. The GAAP hierarchy stated in SAS 69, or its applicable successor standard, shall govern the proper determination of GAAP when conflicts exist among authoritative literature.

III.	AFFIRMATIVE COVENANTS. Borrower agrees to:

A.
Maintain adequate records of all transactions so that at any time and from time to time the true and complete financial condition of Borrower may be readily determined in all material respects; make available at Bank’s request at any reasonable time such records for Bank’s inspection; furnish promptly to Bank and in such forms as Bank may request any additional financial or other information concerning the assets, liabilities, operations and transactions of Borrower, and permit Bank to make and obtain copies of any such records or information.

B.
Deliver to Bank within 45 days after the close of each quarterly period of each fiscal year (except for the last such period in each fiscal year) interim consolidated financial statements consisting of Borrower’s consolidated balance sheet, and consolidated statement of operations, reflecting the financial condition of Borrower at the close of the period and the results of operations for the period and since the beginning of the fiscal year; prepare such consolidated financial statements in conformity with GAAP on a basis consistent with that of the preceding fiscal year, such statements to be certified by an officer of Borrower as having been prepared in accordance with GAAP and to include such other financial and other information as Bank may reasonably request.

C.
Deliver to Bank within 120 days after the close of each fiscal year of Borrower Annual audited consolidated financial statements prepared in conformity with GAAP applied on a basis consistent with that of the preceding fiscal year, and with an independent certified public accountants opinion satisfactory to Bank.

D.
Deliver to Bank as soon as available, but in no event later than 30 days after the applicable filing date for the tax reporting period ended, Federal and other governmental income tax returns for the Borrower, and such other governmental tax returns, such as property tax returns, as Bank may reasonably request.

E.
Deliver to Bank within 30 days after the close of each fiscal year a certificate signed by Borrower containing a statement as to whether or not., to the knowledge of Borrower, a Default as hereinafter defined has occurred and is continuing, or whether there exists any event or condition that might become a Default after the lapse of time, and if the certificate shows that a Default has occurred and is continuing or such an event or condition exists the certificate shall also specify what actions are being taken by Borrower to cure the Default.

F.
Notify Bank in writing within ten days after Borrower receives notification of any litigation, or of any claim or controversy that might become the subject of litigation, against Borrower or affecting any of Borrower’s property, if such litigation or potential litigation, in the event of an unfavorable outcome, would have a material adverse effect on Borrower’s financial condition or assets, or might reasonably be expected to cause an event of Default.

G.	Upon reasonable notice, permit officers of Bank to visit and inspect any of the properties of Borrower during normal business hours.

H.
Pay promptly when due any and all taxes, assessments and governmental charges upon Borrower or against any of Borrower’s property, unless the same is being contested in good faith by appropriate proceedings and for which adequate reserves have been established, if required by GAAP.

I.
Pay promptly when due all lawful claims whether for labor, materials or otherwise, that could, if unpaid, become a lien or charge on any property or assets of Borrower, unless and to the extent only that the same are being contested in good faith by appropriate proceedings and for which adequate reserves have been established, if required by GAAP.

J.
Maintain existence of Borrower and promptly and properly comply with all laws, statutes, ordinances and governmental regulations applicable to it or to any of its property, business operations and transactions to the extent that non-compliance could reasonably be expected to have a material adverse effect on the financial condition of Borrower.

K.
Maintain with financially sound insurance companies or associations acceptable to Bank insurance of the kinds and covering the risks and in the amounts usually carried by companies engaged in businesses similar to that of Borrower, which insurance in all respects shall be satisfactory to Bank and deliver to Bank, upon request, evidence of the maintenance of such insurance reflecting Bank as an additional loss payee.

	L.	Maintain all of its tangible property in good condition and repair, and make all necessary replacements thereof and operate the same properly and efficiently.

	M.	Preserve and maintain all licenses, privileges, franchises, certificates and the like necessary for the operation of Borrower’s business.

IV.	NEGATIVE COVENANTS. Unless the prior written consent of Bank has been obtained, that shall not be unnecessarily withheld or delayed, Borrower agrees not to:

A.
Permit the Debt Service Coverage ratio to be less than 1.25 to 1.0. Debt Service Coverage ratio is defined as EBITDA divided by the total of current maturities of all long term debt, plus interest expense and dividends. The Debt Service Coverage Ratio shall be calculated quarterly on a rolling twelve month basis, using the preceding twelve months.

	B.	Sell any of its accounts receivable.

C.
Endorse, guarantee or otherwise become surety for or contingently liable upon the obligations of any person, firm or corporation, provided, however, that the foregoing shall not apply to endorsements of negotiable instruments by Borrower in the ordinary course of business.

D.
Mortgage, assign, hypothecate, grant a security interest in, or encumber any of Borrower’s assets except to Bank, and except for purchase money security interests granted for assets subsequently acquired provided, however, that the foregoing shall not apply to liens for taxes not delinquent or being contested in good faith, and liens resulting from deposits to secure the payment of workers’ compensation or to secure the performance of bids or liens arising with respect to contracts in the ordinary course of business.

	E.	Make any other substantial negative change in the capitalization of Borrower or the general character of its business.

	F.	Sell any of its assets used or useful in its business, except in the ordinary course of business or to replace worn out or obsolete equipment.

G.
Sell any of its assets with the understanding or agreement that such assets shall be leased back to Borrower, except Borrower shall be entitled to undertake sale-leaseback transactions relating to its transportation equipment.

V.	EVENTS OF DEFAULT. Borrower shall be in default under this Agreement upon the occurrence of any one or more of the following events or conditions, hereinafter called “Default(s)”:

	A.	Any payment required by any note or obligation of Borrower to Bank is not made when due or in accordance with the terms of the applicable contract.

	B.	Borrower defaults in the performance of any covenant, obligation, warranty or provision contained in this agreement or in any note, obligation, contract or undertaking of Borrower to or with Bank.

	C.	Any warranty, representation, financial information, or statement made or furnished to Bank by or on behalf of Borrower proves to have been false in any material respect when made or furnished.

	D.	The making of any levy against or seizure, garnishment or attachment of any material property of Borrower.

E.
Failure by Borrower to pay any material indebtedness at maturity, or the occurrence of any event of default that results in the acceleration of the maturity of any obligation of Borrower to Bank or to others under any promissory note, agreement, or undertaking, to the extent such failure could reasonably be expected to cause a material adverse change in the financial condition of Borrower.

	F.	Dissolution or termination of existence of Borrower, unless the entity is reconstituted or merged into another Borrower entity who remains liable hereunder.

G.
Appointment of a receiver over any part of the property of Borrower, the assignment of property of Borrower for the benefit of creditors, or the commencement of any proceedings under any bankruptcy or insolvency laws by or against Borrower; provided with respect to any such proceeding that is commenced against Borrower, such event shall not be deemed to be a Default hereunder if such proceeding is dismissed within sixty (60) days.

H.	A material adverse change occurs in Borrower’s financial condition.

Upon the occurrence or the existence of a Default, Bank may, at its option and without notice or demand to Borrower and without demand or presentment which are hereby waived, immediately declare due and payable all liabilities and obligations of Borrower to Bank, terminate its obligation to extend credit to Borrower, and exercise any and all rights and remedies possessed by Bank pursuant to this Agreement, the loan and collateral documents and in law and/or equity, except that the Borrower shall be given ten (10) business days in which to cure Defaults caused by the events described in items A, D, E, and H above. The cure period for a Default caused by an event described in item B above shall be thirty (30) days.

VI.	GENERAL PROVISIONS. Borrower agrees to the following:

A.
No modification, consent or waiver of any provision of this Agreement, nor consent by Bank to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by a duly authorized officer of Bank, and then shall be effective only in the specific instance and for the purpose for which given.

B.
No act, delay or omission, including Bank’s waiver of remedy because of any Default hereunder, shall constitute a waiver of any of Bank’s rights and remedies under this Agreement or any other agreement between the parties. All rights and remedies of Bank are cumulative and maybe exercised singly or concurrently, and the exercise of any one or more remedies will not be a waiver of any other. No waiver, change, modification or discharge of any of Bank’s rights or of Borrower’s duties as so specified or allowed will be effective unless in writing and signed by a duly authorized officer of Bank, and any such waiver will not be a bar to the exercise of any right or remedy on any subsequent Default

	B.	This Agreement shall inure to the benefit of the successors and assigns of Bank and shall be binding upon the heirs, executors, administrators, successors and assigns of Borrower.

C.
Bank at any time at its option may pledge, transfer or assign its rights under this Agreement in whole or in part, and any pledgee, transferee, or assignee shall have all the rights of Bank as to the rights or parts thereof so pledged, transferred or assigned, provided, however, Bank shall not assign any of its rights hereunder without the consent of Borrower if Borrower is not in Default; provided, further, that Borrower shall not assign any of its rights hereunder except with the written consent of Bank. In the event of a transfer or assignment by Bank of its rights hereunder, Bank shall continue to service the credit facility created in this Agreement and the related loan documents.

D.
If any provision of this Agreement shall for any reason beheld to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

E.
Any property, tangible or intangible, of Borrower in possession of Bank at any time, or any indebtedness due from Bank to Borrower, and any deposit or credit balances due from Bank to Borrower, or any of the foregoing of any party hereto, is pledged to secure the undertakings of Borrower hereunder and may at any time while Borrower is indebted to Bank be appropriated, held or applied toward the payment of any obligation of Borrower to Bank.

F.
This Agreement and all other loan and collateral documents have been delivered to and accepted by Bank in the State of Oklahoma, are to be performed in the State of Oklahoma and shall be deemed contracts made under the laws of the State of Oklahoma, and all rights and indebtedness hereunder, including matters of construction, validity and performance shall be governed by the laws of the State of Oklahoma.

G.
All notices, notifications, requests and demands required or authorized hereunder shall be given in writing or shall be served in person, delivered by overnight courier for next day delivery or by certified mail, return receipt requested, or transmitted by facsimile transmission or electronic mail, addressed as follows:

if to the Borrower:

Vaughan Foods, Inc. Attention: Gene P. Jones 216 N.E. 12th Street Moore, Oklahoma 73160 Fax number: (832) 201-7054 E-mail: gpjones@vaughanfoods.com

If to Bank:

International Bank of Commerce 3601 N. W. 63rd Oklahoma City, OK 73116 Attention: Jason Estes Fax number: (405) 541-5926

E-mail: JasonEstes@ibc.com

H.
All actions or proceedings with respect to this Agreement or any of the other loan and collateral documents may be instituted in any state or federal court sitting in Oklahoma county, Oklahoma, as Bank may elect and by execution of this

Agreement, the Borrower irrevocably and unconditionally (i) submits to the non-exclusive jurisdiction of each such court, and (ii) waives (a) any objection that the Borrower may now or hereafter have to the laying of venue in any of such courts and (b) any claim that any action or proceeding brought in any such court has been brought in an inconvenient forum.

I.
BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO A JURY TRIAL, IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM THAT RELATES TO OR ARISES OUT OF ANY OF THE AGREEMENTS REFERENCED HEREIN OR THE ACTS OR FAILURE TO ACT OF OR BY BANK IN THE ENFORCEMENT OF ANY OF THE TERMS OR PROVISIONS OF THIS AGREEMENT AND ALL OTHER LOAN AND COLLATERAL DOCUMENTS.

J.	ARBITRATION. Bank and Borrower agree as follows:

(a)
Any and all commercial controversies between the parties shall be resolved by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association in effect at the time of filing, unless the commercial arbitration rules conflict with this provision and in such event the terms of this provision shall control to the extent of the conflict.

(b)
The award of the arbitrators, or a majority of them, shall be final, and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction. The arbitration award shall be in writing and specify the factual and legal basis for the award. Upon the request of any party, the award shall include findings of fact and conclusions of law.

(c)
Arbitral disputes include any and all controversies or claims between the parties of whatever type or manner, including without limitation, any claim arising out of or relating to this agreement, all past, present and/or future credit facilities and/or agreements involving the parties, any transactions between or involving the parties, and/or any aspect of any past or present relationship of the parties, whether banking or otherwise, specifically including any alleged tort committed by any party.

(d)
The parties shall allow and participate in discovery in accordance with the federal rules of civil procedure for a period of one hundred twenty (120) days after the filing of the original responsive pleading. Discovery may continue thereafter as agreed by the parties or as allowed by the arbitrators. Unresolved discovery disputes shall be brought to the attention of the arbitrators by written motion for proper disposition, including ruling on any asserted objections, privileges, and protective order requests and awarding reasonable attorney’s fees to the prevailing party.

(e)
In the event the aggregate of all affirmative claims asserted exceed $500,000.00, exclusive of interest and attorney’s fees, or upon the written request of any party, (1) prior to the dissemination of a list of potential arbitrators, the American Arbitration Association shall conduct an in person administrative conference with the parties and their attorneys for the following purposes and for such additional purposes as the parties or the American Arbitration Association may deem appropriate, (a) to obtain additional information about the nature and magnitude of the dispute and the anticipated length of hearings and scheduling; (b) to discuss the view of the parties about any technical and/or other special qualifications of the arbitrators; and (c) to consider, whether mediation or other methods of dispute resolution might be appropriate, and (2) as promptly as practicable after the selection of the arbitrators, a preliminary hearing shall be held among the parties, their attorneys and the arbitrators. With the agreement of the arbitrators and the parties, the preliminary hearing may be conducted by telephone conference call rather than in person. At the preliminary hearing the matters that may be considered shall include, without limitation, a pre-hearing scheduling order addressing (a) each party’s duty to submit a detailed statement of claims, damages and/or defenses, a statement of the issues asserted by each party and any legal authorities the parties may wish to bring to the attention of the arbitrators; (b) responses and/or replies to the pleadings filed in compliance with subpart 2(a); (c) stipulations regarding any uncontested facts; (d) exchange and pre-marking of all documents which each party believes may be offered at the final arbitration hearing; (e) the identification and availability of witnesses, including experts, and such additional matters regarding witnesses including their biographies and a short summary of their expected testimony, (f) whether a stenographic or other official record of the proceedings shall be maintained; and (g) the possibility of utilizing mediation or other alternative methods of dispute resolution.

(f)
For purposes of this provision, “the parties” mean Borrower and Bank, and each and all persons and entities signing this agreement or any other agreements between or among any of the parties as part of this transaction; “the parties” shall also include individual partners, affiliates, officers, directors, employees, agents and/or representatives of any party to such documents, and shall include any other owner and holder of rights created by this agreement.

(g)
The parties shall have the right to invoke self-help remedies (such as set-off, notification of account debtors, seizure and/or foreclosure of collateral, and non-judicial sale of personal property and real property collateral) before, during or after any arbitration and/or request ancillary or provisional judicial remedies (such as garnishment, attachment, specific performance, receiver, injunction or restraining order, and sequestration) before or after any arbitration. The parties need not await the outcome of the arbitration before using self-help remedies. Use of self-help or ancillary and/or provisional judicial remedies shall not operate as a waiver of either party’s right to compel arbitration. Any ancillary or provisional remedy that would be available from a court at law shall be available from the arbitrators.

(h)
The parties agree that any action regarding any controversy between the parties shall either be brought by arbitration, as described herein, or by judicial proceedings, but shall not be pursued simultaneously in different or alternative forms. A timely written notice of intent to arbitrate pursuant to this agreement stays and/or abates any and all action in a trial court, save and except a hearing on a motion to compel arbitration and/or the entry of an order compelling arbitration and staying and/or abating the litigation pending the filing of the final award of the arbitrators. All reasonable and necessary attorney’s fees and all travel costs shall be awarded to the prevailing party on any motion to compel arbitration and must be paid to such party within ten (10) days of the signing of the order compelling arbitration.

(i)
Any party seeking to arbitrate shall serve a written notice of intent to arbitrate to any and all opposing parties within 360 days after dispute has arisen. A dispute is defined to have arisen only upon receipt of service of judicial process, including service of a counterclaim, failure to serve a written notice of intent to arbitrate within the time specified above shall be deemed a waiver of the aggrieved party’s right to compel arbitration of such claim. The issue of waiver pursuant to this agreement is an arbitral dispute.

(j)
Active participation in pending litigation during the 360 day notice period, whether as plaintiff or defendant, is not a waiver of the right to compel arbitration. All discovery obtained in the pending litigation may be used in any subsequent arbitration proceeding.

(k)
The parties further agree that (i) no arbitration proceeding hereunder shall be certified as a class action or proceed as a class action, or on a basis involving claims brought in a purported representative capacity on behalf of the general public, other customers or potential customers or persons similarly situated and (ii) no arbitration proceeding hereunder shall be consolidated with, or joined in any way with, any other arbitration proceeding.

(l)
Any arbitrator selected shall be knowledgeable in the subject matter of the dispute. Each of the parties shall pay an equal share of the arbitration costs, fees, expenses, and of the arbitrators’ fees, costs and expenses.

		(m)	All statutes of limitations that would otherwise be applicable shall apply to any and all claims asserted in any arbitration proceeding hereunder and the commencement of any arbitration proceeding tolls such statutes of limitations.

		(n)	In any arbitration proceeding subject to this provision, the arbitrators, or majority of them, are specifically empowered to decide (by documents only, or with a hearing, at the arbitrators’ sole discretion) pre-hearing motions that are substantially similar to pre-hearing motions to dismiss and motions for summary adjudication.

		(o)	This arbitration provision shall survive any termination, amendment, or expiration of the agreement in which this provision is contained, unless all of the parties otherwise expressly agree in writing.

		(p)	The parties acknowledge that this agreement evidences a transaction involving interstate commerce. The federal arbitration act shall govern the interpretation, enforcement, and proceedings pursuant to the arbitration clause of this agreement.

		(q)	The arbitrators, or a majority of them, shall award attorney’s fees and costs to the prevailing party pursuant to the terms of this agreement.

		(r)	Neither the parties nor the arbitrators may disclose the existence, content, or results of any arbitration hereunder.

		(s)	Venue of any arbitration proceeding hereunder shall be in Oklahoma County, Oklahoma.

	K.	This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and all matters arising out of or related thereto, superseding all prior negotiations, understandings or communications (written or oral). In the event of any direct conflict between or among the provisions of this Agreement and the provisions of any other loan or collateral documents, the provisions of this Agreement shall control. There are no unwritten oral agreements between the parties

	L.	This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

VII.	TERMINATION. This Agreement shall terminate, except as otherwise provided herein, on the Maturity Date. Any obligation of Bank to extend credit or to renew outstanding obligations of Borrower shall terminate on the aforementioned date. However, such termination date shall not have application to Borrower in the event that any obligation of Borrower to Bank is unpaid, in which event all of the provisions of this agreement shall remain in full force and effect as they relate to Borrower until such obligation and all other liabilities of Borrower to Bank have been paid in full.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed in multiple counterparts, each of which shall be considered an original, effective the date and year first above written.

BORROWER:		VAUGHAN FOODS, INC., an Oklahoma
corporation

	By:	/s/ Gene P. Jones
GENE P. JONES, Secretary, Treasurer, and
Chief Financial Officer

ALLISON’S GOURMET KITCHENS,
LIMITED PARTNERSHIP

	By:	VAUGHAN FOODS, INC., its General
Partner

	By:	/s/ Gene P. Jones
GENE P. JONES, Secretary, Treasurer, and
Chief Financial Officer

WILD ABOUT FOODS – OKLAHOMA,
LLC, a Texas limited liability company

	By:	/s/ Gene P. Jones
GENE P. JONES, Manager

BANK:		INTERNATIONAL BANK OF
COMMERCE, a Texas state banking
association

	By:	/s/ Jason Estes
JASON ESTES, Vice President